EXHIBIT 99.2

                         INDEPENDENT ACCOUNTANTS' REPORT




General Electric Capital Corporation
JPMorgan Chase Bank, f/k/a The Chase Manhattan Bank, as successor in interest to
            The Fuji Bank and Trust Company, as Trustee
JCP Master Credit Card Trust:

We have examined General Electric Capital Corporation (GE Capital) management's assertion that the Amended and Restated Monthly Servicer's Certificates for the JCP Master Credit Card Trust ("Trust") Asset Backed Certificates - Series E (Class A) fairly present, in all material respects, the servicing information for JCP Master Credit Card Trust Asset Backed Certificates - Series E (Class A) for each of the months in the twelve month period ended December 31, 2001, in conformity and compliance with the terms and conditions as set forth in Subsection 3.4(c) of the Master Pooling and Servicing Agreement dated as of September 5, 1988, and amended by Amendment No. 1 dated as of October 15, 1997, Amendment No. 2 dated as of October 15, 1999, Amendment No. 3 dated as of June 28, 2002, and Amendment No. 4 dated as of March 2, 2003, and as supplemented by the Series A, Series B, Series C, Series D and Series E Supplements thereto (the "Master Pooling and Servicing Agreement"). GE Capital's management is responsible for the assertion. Our responsibility is to express an opinion on GE Capital management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting management's assertion and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.


In our opinion, GE Capital management's assertion referred to above is fairly stated, in all material respects, in conformity and compliance with the aforementioned terms and conditions of the Master Pooling and Servicing Agreement.

As discussed in Exhibit A of Exhibit 99.3 to the Star Receivables Funding, Inc. Form 10-K/A, the Monthly Servicer's Certificates for each of the months in the twelve month period ended December 31, 2001 have been restated.

           THIS REPORT IS INTENDED SOLELY FOR THE INFORMATION AND USE OF GE CAPITAL, THE TRUSTEE, AND JCP MASTER CREDIT CARD TRUST AND IS NOT INTENDED TO BE AND SHOULD NOT BE USED BY ANYONE OTHER THAN THESE SPECIFIED PARTIES.


                                    KPMG LLP


    Dallas, Texas
    September 22, 2004